As filed with the Securities and Exchange Commission on April 11, 2007
Registration No. 333-119265

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 4 TO FORM S-11
ON
Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Corporate Property Associates 16 – Global Incorporated
(Exact Name of Registrant as Specified in Its Governing Instruments)
50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Gordon F. DuGan
Corporate Property Associates 16 – Global Incorporated
50 Rockefeller Plaza
New York, New York 10020
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With Copy to:
Kathleen L. Werner, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019

     Approximate date of commencement of proposed sale to the public: At any time and from time to time after the effective date of the Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☑
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

PROSPECTUS
AMENDED AND RESTATED 2003 DISTRIBUTION REINVESTMENT
AND STOCK PURCHASE PLAN
40,000,000 Shares
Corporate Property Associates 16 — Global Incorporated
     Corporate Property Associates 16 — Global Incorporated, or CPA®:16 — Global, is a Maryland corporation. We have established an Amended and Restated 2003 Distribution Reinvestment and Stock Purchase Plan designed to provide existing holders of shares of our common stock with an economical and convenient method to designate the cash distributions on all or a portion of their shares for reinvestment in more shares through the plan. Some of the significant features of the plan are as follows:
•	Participants may purchase additional shares, if desired, by automatically reinvesting all or a portion of their cash distributions in shares under the plan.

•	Phoenix American Financial Services, Inc. will serve as the plan administrator for the plan. Shares will be purchased by the plan administrator directly from us to fulfill requirements for the plan.

•	You may join the plan by signing and delivering the enclosed enrollment form to the plan administrator. You can also obtain an enrollment form by requesting one from the plan administrator.

•	Participation in the plan is entirely voluntary, and Participants may terminate their participation at any time and have their shares transferred out of the plan account. Stockholders who do not choose to participate in the plan will continue to receive cash distributions, as declared, in the usual manner.

•	Cash distributions are still taxable even though reinvested.
All questions concerning the plan should be directed to:
Phoenix American Financial Services, Inc.
2401 Kerner Boulevard
San Rafael, CA 94901-5529
1-888-241-3737
     These securities have not been approved or disapproved by the Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this Prospectus is April 11, 2007.

CORPORATE PROPERTY ASSOCIATES 16 – GLOBAL INCORPORATED
     Corporate Property Associates 16 – Global Incorporated, or CPA®:16 — Global, is a real estate investment trust, referred to as a “REIT,” that was formed primarily for the purpose of engaging in the business of investing and owning interests in income-producing commercial real properties, both domestically and outside the United States. As of December 31, 2006, our portfolio consisted of 291 properties leased to 55 tenants and totaling approximately 17.5 million square feet (on a pro rata basis).
     Our purpose is to provide investors with an opportunity to diversify their investment holdings by providing an exposure to both domestic and international income-producing real estate. We seek to invest in commercial real estate properties which are under development or construction, are newly constructed or have been constructed and have operating histories. Our investment objectives are:
•	To own a diversified portfolio of net-leased real estate and other real estate related interests;

•	To make income-producing investments that enable us to provide a stable cash flow available for distribution to our stockholders; and

•	To increase the value of the equity in our real estate by making regular mortgage principal payments.
     We invest primarily in single-tenant commercial real property, either existing or under construction. Generally, the properties are net-leased to tenants that the investment committee deems creditworthy based on leases which will be full recourse obligations of our tenants or their affiliates. In most cases, leases will require the initial tenant to pay all the costs of maintenance, insurance and real estate taxes.
     These leases generally place the economic burden of ownership on the tenant by requiring them to pay the costs of maintenance, insurance, taxes, structural repairs and other operating expenses. We also generally include in our leases:
•	Clauses providing for mandated rent increases or periodic rent increases tied to increases in the consumer price index in the relevant jurisdiction or other indices or, when appropriate, increases tied to the volume of sales at the property;

•	Covenants restricting the activity of the tenant to reduce the risk of a change in credit quality;

•	Indemnification of CPA®:16 — Global for environmental and other liabilities; and

•	Guarantees of lease obligations from parent companies or letters of credit.
     We were formed as a Maryland corporation in June 2003. In December 2003, we commenced our initial public offering of up to 110,000,000 shares of our common stock at $10 per share. We also registered up to 50,000,000 shares issuable pursuant to our Distribution Reinvestment and Stock Purchase Plan. We suspended sales activities with respect to our initial public offering in December 2004 and formally terminated the offering in March 2005 in order to bring into balance the rates of fundraising and investment as we believed that it was prudent to cease taking in additional funds until we were able to complete new real estate acquisitions in order to substantially reduce our uninvested cash balance. Prior to terminating the offering we sold 55,332,415 shares.
     In March 2006, we commenced a second “best efforts” public offering of up to 95,000,000 shares of our common stock, comprised of 55,000,000 shares of common stock issuable under our second public offering and 40,000,000 shares of common stock issuable under the Amended and Restated 2003 Distribution Reinvestment and Stock Purchase Plan. We completed our second public offering in December 2006, having sold 54,999,466 shares. In February 2007, we terminated our second public offering by filing an amendment to the registration statement to deregister the shares of our common stock that remained unissued, excluding shares issuable under the 2003 Plan.

Through December 31, 2006 we have sold 3,454,629 shares of common stock through the original Distribution Reinvestment Plan and the Amended and Restated 2003 Plan.
     As a REIT, we are not subject to federal income taxation as long as we satisfy certain requirements relating to the nature of our income, the level of our distributions and other factors.
     Carey Asset Management Corp. is named as our advisor under an advisory agreement with us. Carey Asset Management Corp. is responsible for managing us on a day-to-day basis and for identifying and making acquisitions on our behalf. Carey Asset Management Corp. is a wholly owned subsidiary of W.P. Carey & Co. LLC and utilizes the services of W. P. Carey & Co. LLC and other affiliated entities in performing its duties under the advisory agreement. W.P. Carey & Co. LLC is a publicly traded company on the New York Stock Exchange under the symbol “WPC.”
     We pay asset management fees to Carey Asset Management Corp. and pay certain transactional fees. We also reimburse Carey Asset Management Corp. for certain expenses. Carey Asset Management Corp. also currently serves in an advisory capacity for Corporate Property Associates 14 Incorporated and Corporate Property Associates 15 Incorporated. Our principal executive offices are located at 50 Rockefeller Plaza, New York, NY 10020 and our telephone number is (212) 492-1100. As of December 31, 2006, we had no employees. Carey Asset Management Corp. employs approximately 122 individuals who perform services for us.
SUMMARY DESCRIPTION OF THE PLAN
Purpose of the Plan
     The primary purpose of the plan is to provide current holders of shares with an economical and convenient method of increasing their investment in CPA®:16 — Global by designating the cash distributions on all or a portion of their shares for reinvestment in additional shares and/or by investing optional cash purchases. As shares are purchased from CPA®:16 — Global under the plan, we will use the proceeds from the sales of shares for acquisitions and general company purposes.
     The amended and restated plan became effective on November 4, 2005. The following questions and answers will provide you with a description of the plan and how it works. If you do not participate in the plan, you will receive cash distributions, as declared and paid in the usual manner.
Participation
1. Who is eligible to enroll in the Plan?
     If you hold any shares of CPA®:16 — Global common stock registered in your name on the records of the Administrative Agent, Phoenix American, you may enroll in the plan. If you have stock registered in the name of someone else (for example, with a bank, broker or trustee), to enroll in the plan, you will need to arrange for that entity to transfer ownership of the shares to you.
     Stockholders who are citizens or residents of a country other than the United States, its territories or possessions should make certain that their participation does not violate local laws governing such things as taxes, currency and exchange controls, stock registration and foreign investments.
2. How does an eligible stockholder participate?
     If you have not already elected to participate in the plan, you must contact Phoenix American Financial Services, or Phoenix American, the plan administrator who will supply you with the necessary documentation to enroll in the plan. Phoenix American is not affiliated with us. Phoenix American’s contact information is as follows: Phoenix American Financial Services, Inc., 2401 Kerner Boulevard, San Rafael, CA 94901-5529 Tel: 1-888-241-3737. Clients of Ameriprise Financial Services, Inc. should consult their financial advisor in order to enroll in the plan.

3. When may an eligible stockholder join the plan?
     As an eligible stockholder, you may join the plan at any time. Participation will begin with the first distribution after the enrollment form designating the reinvestment of distributions is received by Phoenix American, provided there is sufficient time for processing prior to the record date for that distribution. Participation may also begin upon the receipt of a voluntary cash investment accompanied by an enrollment form. To ensure participation, your form should be received by Phoenix American by the 15th day of the month preceding the month in which we pay a distribution. Our distributions are expected to be paid on or about the 15th of January, April, July and October unless that date is not a business day (such as a Sunday), in which case they are usually paid on the first following business day. The distribution record date normally precedes the payment date by approximately two weeks.
Distribution Reinvestment
4. When will distributions be reinvested toward the purchase of additional shares?
     Phoenix American will make every reasonable effort to reinvest all distributions on the day the cash distribution is paid by us, except where necessary to comply with applicable securities laws. If for any reason beyond the control of Phoenix American, reinvestment of the distributions cannot be completed within 30 days after the applicable distribution payment date, your funds held by Phoenix American will be distributed to you.
5. How will reinvestment purchases be made?
     Phoenix American may purchase shares for the accounts of participants directly from CPA®:16 - Global or in the open market. Since there is no liquid market for our shares, we currently anticipate that purchases will be made directly from us. In making reinvestment purchases, Phoenix American may commingle the funds of one participant with those of other participants in the plan. All shares purchased for you under the plan will be held in your name.
6. How will the price of shares purchased through the plan be determined?
     The price of shares purchased directly from us through the plan will be equal to the net asset value per share of our common stock as determined by our board of directors from time to time. If an appraisal of the real estate owned by CPA®:16 — Global has been performed, our board of directors will base its determination of the net asset value on such appraisal, as increased by the value of our other assets, and reduced by the total amount of our liabilities, and then divided by the total number of outstanding shares of our common stock. Until an appraisal of our real estate assets is performed or our board of directors makes a subsequent determination, the net asset value, for the purpose of purchasing shares through the plan, will be $10.00 per share. Therefore, in this offering, shares will initially be purchased at $10.00 per share. In the case of each purchase on the open market, the price per share for each participant’s account will be deemed to be the average price of all shares purchased with the funds available from that distribution.
7. Will shares acquired through the plan be subject to distribution reinvestment?
     Yes. All distributions paid on shares acquired through the plan will be reinvested in shares of common stock pursuant to the plan. The distributions paid on such shares will continue to be reinvested unless you elect to have them paid in cash by changing your investment option.
8. May I enroll less than all of the shares I own in the plan?
     Yes. You do not have to include all of the shares you own in the plan but all of the distributions paid on the enrolled shares will be reinvested.

Costs
9. What costs are associated with investments in the plan?
     You pay no direct expenses for the administration of the plan. Any interest earned on distributions while held by Phoenix American will be paid to CPA®:16 — Global to defray costs related to the plan.
     We will pay selling commissions and administrative fees related to the purchase of shares directly from us. In connection with purchases from us of shares under the plan by stockholders whose shares are held in brokerage or advisory accounts with investment firms that are parties to selected dealer agreements with us, we will pay Carey Financial, LLC (“Carey Financial”), a subsidiary of W. P. Carey & Co. LLC, selling commissions of not more than 5% of the purchase price per share of the shares purchased through the plan, which is equivalent to $0.50 per share based on the $10.00 offering price. Carey Financial may, in its sole discretion, reallow up to 5% per share of the selling commissions to those selected dealers. Although the plan permits us to pay selling commissions with respect to all purchases, we do not currently intend to pay selling commissions with respect to purchases from us by stockholders whose shares are held in brokerage or advisory accounts with investment firms that are not parties to selected dealer agreements with us.
     To the extent that Phoenix American purchases shares in the open market, we may pay brokerage commissions on your behalf. As previously stated, since there is no liquid market for our shares, we do not currently expect that Phoenix American will purchase shares in the open market.
Ownership of Shares
10. How is ownership of shares purchased through the plan recorded?
     All shares of our common stock that you purchase through the reinvestment of distributions are recorded in your name on our books.
Sale of Plan Shares
11. Can the shares held in the plan be sold?
     You may sell the shares held in the plan, and your other shares, at any time, subject to any restrictions we may impose on the sale of shares to protect our status as a real estate investment trust. However, there is currently no liquid market for our shares and we do not expect one to develop.
Issuance of Stock Certificates
12. Will stock certificates be issued for shares purchased?
     No stock certificates will be issued because we do not issue stock certificates. The number of shares you hold in the plan will be shown on your regular statement of account.
Termination of Plan Participation
13. How do I terminate my participation in the plan?
     In order to terminate participation in the plan, you must notify Phoenix American in writing. After Phoenix American receives such notice, distributions will be sent to you in the usual manner. A $10.00 fee will be charged upon the termination of participation in the Plan. This fee must be paid by check payable to Phoenix American.

14. When will a termination notice be effective?
     A termination notice will be effective upon receipt by Phoenix American, provided such notice is received not later than the 15th day of the month preceding the month in which the next distribution is paid. Phoenix American may also terminate a participant’s account at any time in its discretion by notice in writing mailed to the participant.
15. How are shares distributed upon termination of the plan?
     Your shares held under the plan will be recorded on the books of CPA®:16 — Global and will continue to be reflected on our books after termination of the plan. We do not issue stock certificates.
Tax Consequences
16. What are the income tax consequences of participation in the plan?
     The reinvestment of distributions does not relieve you of any income tax which may be payable on such distributions. The amount of the distribution will be includable in your cost basis of shares purchased. The information return on IRS Form 1099 sent by Phoenix American to you and the IRS following the end of each year and your final account statement for such year will show the amount of distributions paid to you and the tax treatment of the distributions. Any brokerage commissions paid by us on your behalf with respect to shares purchased in the open market will also be included in your gross income as a dividend and will increase your cost basis in the shares purchased. Selling commissions and administrative costs paid by us with respect to the plan should generally not be treated as taxable income to plan participants.
     The income tax consequences for participants who do not reside in the United States may vary from jurisdiction to jurisdiction.
     If you are considering participating in the plan, we urge you to consult your tax advisor regarding the specific tax consequences (including the U.S. federal, state and local tax consequences) to you that may result from your participation in the plan and of potential changes in applicable tax laws.
17.	How are federal income tax withholding provisions applied to stockholders who participate in the plan?
     If you fail to provide certain U.S. federal income tax certifications in the manner required by law, distributions on your shares and proceeds from the sale of any shares held for your account are subject to U.S. federal income tax withholding, currently at the rate of 28%.
     If you are a foreign stockholder whose distributions are subject to U.S. income tax withholding at the current statutory rate (or lower treaty rate), the appropriate amount will be withheld from the amount of the distribution and the balance will be used to purchase additional shares.
18.	What are the income tax consequences of participation in the plan for tax-exempt stockholders?
     Tax-exempt stockholders, including IRAs, Keogh Plans, 401(k) plans, charitable remainder trusts, etc. generally will not have to pay any taxes on distributions, including distributions reinvested under the plan. However, if a tax-exempt stockholder borrows to acquire shares, or if we become a pension-held REIT, distributions can be taxable.
Plan Administration
19. How will the plan be administrated?
     Phoenix American, our transfer agent, or a successor selected by us, will administer the plan for participants, keep records, send statements of account to participants, answer participants’ questions and perform other duties related to the plan.

20. Whom should I contact for answers to questions regarding the plan?
     All inquiries regarding the plan should be sent to:
Phoenix American Financial Services, Inc.
2401 Kerner Boulevard
San Rafael, CA 94901-5529
1-888-241-3737
21. What kind of reports will be sent to participants in the plan?
     Following the completion of the purchase of shares after each distribution, Phoenix American will mail to each participant an account statement showing the cash distributions, the number of shares purchased, the price per share and the participant’s total shares accumulated under the plan.
Additional Information
22. How will my shares purchased through the plan be voted at stockholders’ meetings?
     In connection with any matter requiring a vote of CPA®:16 — Global stockholders, you will be entitled to vote all of the whole shares held by you in the plan. Fractional shares will not be voted.
23. What are the liabilities of CPA®:16 — Global and Phoenix American under the plan?
     Neither CPA® :16 — Global nor Phoenix American nor any of their officers, directors, agents or employees shall have any responsibility or liability as to the value of CPA® :16 — Global’s shares, any change in the value of the shares acquired for each participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts, if any, in which distributions are invested.
     In addition, neither CPA® :16 — Global nor Phoenix American nor any of their officers, directors, agents or employees, shall be liable under the plan for any act done in good faith, or for any good faith omission to act, including, without limitation, for any claims of liability (1) arising out of failure to terminate the participant’s participation in the plan upon such participant’s death prior to the date of receipt of notice or (2) with respect to the time and prices at which shares are purchased for a participant.
     Notwithstanding the foregoing, liability under the U.S. federal securities laws cannot be waived. Similarly, CPA® :16 — Global and Phoenix American have been advised that in the opinion of certain state securities commissioners, indemnification is also contrary to public policy and therefore unenforceable.
24. May the plan be changed or discontinued?
     We reserve the right to amend, modify, suspend or terminate the plan at any time by the delivery of written notice to each participant at least 10 days prior to the effective date of such amendment, supplement or termination. We also reserve the right to suspend the plan at any time without notice to the participants.
25. What law governs the plan?
     The terms and conditions of the plan and its operation shall be governed by the laws of the State of Maryland.
USE OF PROCEEDS
     The net proceeds from the sale of the common stock offered pursuant to the plan and purchased from us will by used for general corporate purposes of CPA® :16 — Global.

LEGAL MATTERS
     The validity of the shares offered hereby and certain legal and tax matters have been passed upon by Clifford Chance US LLP.
EXPERTS
     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     We incorporate into this prospectus by reference the following documents we have previously filed with the SEC:
(a)	Our registration statement on Form S-11 (Reg. No. 333-119265) filed with the SEC on September 24, 2004, as amended.

(b)	Our annual report for the year ended December 31, 2006 on Form 10-K.

(c)	Our current report on Form 8-K dated April 2, 2007 and filed with the SEC on April 4, 2007.
     All documents to be filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus.
     We will also provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated by reference into this prospectus (or incorporated into the documents that this prospectus incorporates by reference). Requests should be directed to W.P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, NY 10020, telephone (212) 492-1100.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. Therefore, we file reports and other information with the SEC. You may inspect and copy reports, proxy statements and other information we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, stockholders will receive annual reports containing audited financial statements with a report thereon by our independent certified public accountants, and quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which we have filed with the SEC under the Securities Act of 1933, as amended, and to which reference is hereby made. We file information electronically with the SEC, and the SEC maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including CPA®:16 — Global) that file electronically with the SEC. The address of the SEC’s Web Site is (http://www.sec.gov).

NOTICE TO TEXAS INVESTORS
The payment by us of brokerage commissions, selling commissions and administrative costs with respect to the plan will have tax consequences for Texas investors (see Question 16 herein) and will decrease the amount of funds available to us for general corporate purposes and for future distributions to stockholders.
NOTICE TO OHIO INVESTORS
     Ohio investors may only participate in the plan through reinvestment of distributions, and are not eligible to purchase shares with voluntary cash investments.
NOTICE TO ALL INVESTORS
     W.P. Carey & Co. LLC and Carey Financial, LLC the wholly-owned broker-dealer subsidiary of W.P. Carey & Co. LLC, are currently subject to an SEC investigation into payments made to third party broker dealers in connection with the distribution of REITs managed by W.P. Carey & Co. LLC and other matters. Although no regulatory action has been initiated against W.P. Carey & Co. LLC or Carey Financial, LLC in connection with the matters being investigated, it is possible that the SEC may pursue an action in the future. The potential timing of any action and the nature of the relief or remedies the SEC may seek cannot be predicted at this time. If an action is brought, it could materially affect W.P. Carey & Co. LLC and REITs managed by W.P. Carey & Co. LLC, including us.

     No person has been authorized to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Corporate Property Associates 16 – Global Incorporated. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.
Amended and Restated 2003
Distribution Reinvestment
and Stock Purchase Plan
Corporate Property
Associates 16 – Global
Incorporated

PROSPECTUS

April 11, 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. All such expenses, except for the SEC registration and filing fees, are estimated:

SEC Registration(1)	$47,000
Legal Fees and Expenses	5,000
Accounting Fees and Expenses	5,000
Printing and Engraving Fees	10,000
Miscellaneous(2)	100,000

Total	$167,000

(1)	Previously paid.

(2)	Includes state filing fees and transfer agent fees.
Item 15. Indemnification of Directors and Officers
     Indemnification is provided for in our Articles of Incorporation and in Article X of our Bylaws, and such provisions are incorporated herein by reference.
     We may, if our board of directors deems it appropriate in its sole discretion, obtain insurance for the benefit of our directors and officers, or enter into indemnification agreements with such directors and officers, relating to the liability of such persons.
Item 16. Exhibits

4.1	Amended and Restated 2003 Distribution Reinvestment and Stock Purchase Plan (Incorporated by reference to Exhibit 4.1 to the Post-effective Amendment No. 8 to the Registration Statement on Form S-11 (File No. 333-106838) filed November 4, 2005)

5.1	Opinion of Clifford Chance US LLP as to legality (including consent of such firm) (Incorporated by Reference to Exhibit 5.1 to Registration Statement on Form S-11/A (File No. 333-106838) filed August 12, 2005)

8.1	Form of Opinion of Clifford Chance US LLP as to certain tax matters (including consent of such firm) (Incorporated by Reference to Exhibit 8.1 to Registration Statement on Form S-11/A (File No. 333-106838) filed August 12, 2005)

23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1 and 8.1)

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
Item 17. Undertakings
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
     (d) The undersigned registrant hereby undertakes that:
          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-effective Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on April 11, 2007.

Corporate Property Associates 16 – Global Incorporated

By:	/s/ SUSAN C. HYDE Susan C. Hyde
Managing Director and Secretary
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-effective Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Signature

Wm. Polk Carey	Chairman of the Board	* Wm. Polk Carey
April 11, 2007

Gordon F. DuGan	Chief Executive Officer and Board Member (Principal Executive Officer)	* Gordon F. DuGan
April 11, 2007

Marshall E. Blume	Board Member	Marshall E. Blume
April 11, 2007

Elizabeth P. Munson	Board Member	* Elizabeth P. Munson
April 11, 2007

Richard J. Pinola	Board Member	/s/ Richard J. Pinola Richard J. Pinola
April 11, 2007

James D. Price	Board Member	* James D. Price
April 11, 2007

Name	Title	Signature

Mark J. DeCesaris	Managing Director and acting	*
	Chief Financial Officer (acting	Mark J. DeCesaris
	Principal Financial Officer)	April 11, 2007

Claude Fernandez	Managing Director and Chief Accounting Officer (Principal	* Clause Fernandez
	Accounting Officer)	April 11, 2007
     By her signature set forth below, the undersigned, pursuant to duly authorized powers of attorney filed with the SEC, has signed this Post-effective Amendment No. 4 to the Registration Statement on behalf of the persons indicated.

/s/ SUSAN C. HYDE * Attorney-in-fact
April 11, 2007

EXHIBIT INDEX

4.1	Amended and Restated 2003 Distribution Reinvestment and Stock Purchase Plan (Incorporated by reference to Exhibit 4.1 to the Post-effective Amendment No. 8 to the Registration Statement on Form S-11 (File No. 333-106838) filed November 4, 2005)

5.1	Opinion of Clifford Chance US LLP as to legality (including consent of such firm) (Incorporated by Reference to Exhibit 5.1 to Registration Statement on Form S-11/A (File No. 333-106838) filed August 12, 2005)

8.1	Form of Opinion of Clifford Chance US LLP as to certain tax matters (including consent of such firm) (Incorporated by Reference to Exhibit 8.1 to Registration Statement on Form S-11/A (File No. 333-106838) filed August 12, 2005)

23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1 and 8.1)

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm